EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                             B.M.J. Financial Corp.

              Computation of Earnings per Common Share on Primary
                            and Fully Diluted Basis

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

(In thousands except for number                            Three Months Ended March 31,
of shares and per share amounts)                                 1995         1994
                                                              --------      --------
Net income for computation of primary
 earnings per share ....................................      $  1,434      $  1,594
                                                              ========      ========

Weighted average outstanding common shares
 for computation of primary earnings per share .........      7,597,755    7,551,250

Additional common stock equivalents ....................        83,793        19,425
                                                              ---------    ---------

Adjusted average outstanding shares for
 computation of primary earnings per share .............      7,681,548    7,570,675
                                                              =========    =========

Primary earnings per share .............................      $    0.19     $   0.21
                                                              =========     ========


Net income .............................................      $  1,434      $  1,594

Adjustment to interest expense for reduction of
 existing debt, net of tax effect ......................            33           101
                                                              ---------    ---------

Net income, as adjusted, for computation of
 fully diluted earnings per share ......................      $  1,467      $  1,695
                                                              ========      ========

Weighted average outstanding common shares .............      7,597,755    7,551,250

Additional shares issued assuming conversion of
 convertible capital notes and exercise of stock options        302,505      544,524
                                                              ---------    ---------

Adjusted average outstanding shares for
 computation of fully diluted earnings per share .......      7,900,260    8,095,774
                                                              =========    =========

Fully diluted earnings per share .......................      $   0.19      $   0.21
                                                              ========      ========
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